UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/22/2005

MOLINA HEALTHCARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-31719

DE	134204626
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of Principal Executive Offices, Including Zip Code)

562 435 3666
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 22, 2005, Molina Healthcare, Inc. appointed William P. Bracciodieta, M.D., 60, as its new Executive Vice President, Chief Medical Officer. Dr. Bracciodieta will be responsible for the medical management of all of the company's health plan subsidiaries, including oversight of all utilization management, quality improvement, credentialing, pharmacy, and risk management activities. Dr. Bracciodieta will report to J. Mario Molina, M.D., President and Chief Executive Officer of Molina Healthcare, Inc.

Dr. Richard Helmer, who had previously served as the Molina Healthcare's Chief Medical Officer, will remain with the company during a transitional period, after which time he may continue with the company in a reduced capacity so that he can spend more time with his family.

Dr. Bracciodieta joins Molina Healthcare with more than 30 years of experience in healthcare services. From 2002 to 2004, he served as the Senior Vice President and Chief Medical Officer for Health Net, Inc., where he was responsible for all aspects of medical management in California and Oregon. From 1996 to 2002, he was Senior Vice President and Chief Medical Officer for Trigon Blue Cross Blue Shield, where his responsibilities included overseeing all aspects of medical management, contracting, network development, and both internal and external disease management programs. He has also previously served as the Vice President and Chief Medical Director of Medical Affairs for Humana Inc. in Florida, and as the Vice President for FHP International, where his responsibilities included overseeing 20 FHP owned and operated staff model centers as well as two acute care hospitals. He also has over 14 years of experience in private practice as a Neurologist.

Dr. Bracciodieta is an Associate Clinical Professor of Neurology at the University of Southern California School of Medicine. He holds a Bachelor's degree from Columbia University, a Master of Business Administration degree from Pacific Western University, and a Medical Doctor degree from the New York Medical College. He has fellowships from the American College of Medical Quality, the Stroke Council of the American Heart Association, and the American EEG Society.

The employment of Dr. Bracciodieta is not subject to an employment agreement.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: June 27, 2005.	By:	/s/ Mark L. Andrews
Mark L. Andrews
Executive Vice President, General Counsel